March 1, 2000


Mr. Bill Webb
Trex Medical Corporation
37 Apple Ridge Road
Danbury, CT 06810

Dear Bill:

As we have discussed, Thermo Electron Corporation has announced a reorganization of the company in which certain of the company's assets, including those of Trex Medical, will be sold. We recognize that your past contributions have been integral to the success of the company and that your continued involvement will be necessary in order to facilitate the sale of Trex Medical Corporation and to assure a smooth transition for a potential buyer.

TRANSACTION BONUS

In order to provide an incentive for you to remain with the company through the completion of the sale, we will pay you a transaction bonus payable to you upon the sale of Trex Medical as follows:

You will be paid a bonus of $300,000 for the sale or disposition of Trex Medical at a price equal to or less than $120,000,000. If the sale price exceeds $120,000,000, 1% of the difference between the actual sale price and $120,000,000 will be added to the $300,000 bonus. In all cases, payment of the bonus will be made within 90 days of the sale or disposition of Trex Medical.

In the event that portions of the company are sold separately, the value of each sale as a percent of the target value ($120,000,000) will be used to calculate the transaction bonus portion due at the close of the sale of that part of the business. For example, if part of the business sells for $40,000,000 a bonus of $100,000 would be paid at the close of that sale ($40,000,000 divided by $120,000,000 times $300,000 = $100,000).

SEVERANCE

In addition to the transaction bonus, we agree to pay you severance in recognition of your efforts as follows:

Upon completion of the sale or disposition of the business, you will be paid the equivalent of one year annual base salary of $250,000 and a bonus of $200,000 for a total lump sum payment of $450,000.

In addition, if you surrender your Trex Medical stock when your employment ends, the company will forgive your CEO Stockholding Assistance Plan loan.

TERMS OF AGREEMENT

         1. Trex Medical agrees to continue to employ you on the same terms and with the same benefits you currently enjoy as an employee-at-will. In return, you agree to remain in such employ and to continue to devote your full time and best efforts to Trex Medical as an employee-at-will until the closing date of the sale of Trex Medical.

         2. You understand that Trex Medical retains the right to terminate your services without cause (as defined below) and you retain the right to terminate your services for Trex Medical at any time. If your employment is terminated by the company for its convenience and without cause prior to the closing of sale, you will be paid your severance pay upon termination and your full and unreduced transaction bonus within 90 days of the date the business is sold. If you terminate your employment prior to the closing date or Trex Medical terminates your employment for "cause" (as defined below), you will forfeit any and all payments that you would be entitled to under this agreement.

         3. For the purposes of this agreement, "cause" shall be determined by the company in the exercise of good faith and reasonable judgment and will include any breach of this agreement by you or any act by you of gross personal misconduct, insubordination, misappropriation of funds, fraud, dishonesty, gross neglect of or failure to perform the duties reasonably required of you pursuant to this agreement or any conduct which is in willful violation of any applicable law or regulation pertaining to the business.

         4. For purposes of this agreement, we agree that Trex Medical will be considered to be sold when any person or entity (other than a person or entity affiliated with Thermo Electron) purchases at least fifty percent (50%) of the assets of the business, whether through a purchase of the business or a purchase of the company of which the business is a part.

         5. You understand that all payments made under this agreement are subject to appropriate federal, state, city or other tax withholding requirements.

         6. You acknowledge that this agreement supersedes any prior agreements or understandings oral or written between you and Trex Medical pertaining to any incentive payments being offered to employees of businesses being sold in connection with the reorganization and that this agreement constitutes the entire agreement between us.

         On behalf of Thermo Electron and Trex Medical, I thank you for your continued assistance and support. If you have any questions regarding any of the terms of this agreement, please do not hesitate to contact me.

         Once you have read and understood the terms of this agreement, please indicate your agreement by signing below on the line above your typewritten name, make a copy for your records and return the original document to me.


                                                       Very truly yours,




                                                       John T. Keiser, COO


Accepted and agreed:



X_________________________           _________________________
Bill Webb                                            Date

March 13, 2000

To:    Bill Webb

From:  Joe Momyer

Re:    Terms of Agreement Clarification

This memo is for your records.

I have attached your memo to John Keiser dated 3/6/00 to your agreement. It is now part of this agreement by mutual agreement with the caveat that under no circumstances will you be paid severance twice (i.e. from both your offer letter and the March 1 letter).

                                STRICTLY PRIVATE


March 6, 2000


Mr. John T. Keiser
Chief Operating Officer
Thermo Electron
81 Wyman Street
Waltham, MA 02254-9046

         Subject:     Terms of Agreement Clarification

Dear Jack:

After our discussion on Sunday, I said I would attempt to convert to writing my understanding of the clarification of two points in the terms of agreement of my retention and severance agreement.

AS WRITTEN.

4. "For purposes of this agreement, we agree that Trex Medical will be considered sold when any person or entity (other than a person or entity affiliated with Thermo Electron) purchases at least fifty percent (50%) of the assets of the business, whether through a purchase of the business or a purchase of the company of which the company is a part."

PHRASE REQUIRING CLARIFICATION

         "Other than a person or entity affiliated with Thermo Electron"

MY UNDERSTANDING:

6. The intent of this phrase is to avoid paying a transaction bonus if Thermo Electron, a Thermo Electron company, a Thermo Electron employee, a Thermo Electron Board Member or any employee of Trex Medical purchases Trex Medical. My severance as defined in my offer letter and integrated in this retention and severance agreement remains in effect.

Mr. Jack Keiser
March 6, 2000
Page 2




AS WRITTEN:

6. "You acknowledge that this agreement supercedes any prior agreements or understandings oral or written between you and Trex Medical pertaining to any incentive payments being offered to employees of business being sold in connection with the reorganization and that this agreement constitutes the entire agreement between us".

PHRASE REQUIRING CLARIFICATION:

         "and that this agreement constitutes the entire agreement between us"

MY UNDERSTANDING:

This phrase does not replace the terms of my offer letter since my offer letter is incorporated under:

         Item #1 -"Trex Medical agrees to continue to employee you in the same terms and with the same benefits you currently enjoy as an employee at will"

Jack, as I mentioned during our conversation, I want to go forward with Trex Medical and do the best job of selling the business. The clarifications I requested are to avoid the situation where I am left without a stay bonus, without a severance package or without a position equivalent to my current situation.

Sincerely,




William J. Webb
President & Chief Executive